Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xeris Pharmaceuticals, Inc.:

We consent to the use of our report dated March 9, 2021, with respect to the consolidated financial statements of Xeris Pharmaceuticals, Inc. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

July 1, 2021